Exhibit 6.5

COMMERCIAL LEASE

This Lease is made on the _______day of___________, 2020.

The Landlord hereby agrees to lease to the Tenant, and the Tenant hereby agrees to hire and take from the Landlord, the Leased Premises described below pursuant to the terms and conditions specified herein:

LANDLORD: A. Barry Cappello

Address: 831 State Street

Santa Barbara, California 93101

TENANT(S): INVESTMENT GRADE R.E. INCOME FUND, L.P.

WILLIAM J.LEVY

FOUNDER/SENIOR DIRECTOR

ADDRESS: 184 MIDDLE ROAD

MONTECITO, CALIFORNIA 93108

TELEPHONE: (805) 252-4938 (CELL)

EMAIL: wjl@igrefund.com

WILLIAM J. LEVY

ADDRESS: 184 MIDDLE ROAD

TELEPHONE: (805) 252-4938 (CELL)

EMAIL: wjl@igrefund.com

1. Leased Premises.

Landlord does hereby lease unto Tenant and Tenant does hereby hire and take from Landlord the following described premises, situated in the City of Santa Barbara, County of Santa Barbara, State of California; to wit:

831 State Street, Entry to and Suites #280, #285, #287, #288

Santa Barbara, CA 93101

2 Parking

Spaces

121 W. De La Guerra St.

Santa Barbara, CA 93101

subject to liens, encumbrances, building occupancy and other restrictions of record, ordinances and regulations now or hereafter lawfully imposed thereon by any government or agency thereof or in accordance with the terms of this Lease.

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2. Term.

The term of the Lease shall be for a period of 1 YEAR, commencing on the February 1, 2020 and ending on January 31, 2021. If Tenant remains in possession of the Leased Premises with the written consent of the Landlord after the Lease expiration date stated above, this Lease continues month-to-month and each party shall have the right to terminate the Lease by giving at least one months’ prior written notice to the other party. The terms and conditions of this Lease shall apply at the rent described in Section 23 below.

3. Rent.

Tenant shall pay rent, free from all claims, demands, or setoffs against Landlord of any kind or character whatsoever, to Landlord, or Landlord’s duly authorized agent or representative, at an address to be designated by Landlord. The rent shall be paid in advance in monthly installments on the first of each month as follows:

3.1 Monthly Installments.

Monthly installments of rent are $4225.00 (FOUR THOUSAND TWO HUNDRED AND TWENTY-FIVE DOLLARS). Commencing on February 1, 2020 and continuing monthly through January 31, 2021. Monthly rent includes the leased premise of Suites #280, #285, #287, #288 and 2 parking spaces at 121 W. De La Guerra described in Section 1 above.

3.2 Payment Upon Execution.

Amount due upon execution of lease is $8450.00 (EIGHT THOUSAND FOUR HUNDRED AND FIFTY DOLLARS) which includes the first month’s rent of $4225.00 (FOUR THOUSAND TWO HUNDRED AND TWENTY-FIVE DOLLARS), and a security deposit of $4225.00 (FOUR THOUSAND TWO HUNDRED AND TWENTY-FIVE DOLLARS).

4. Security Deposit.

A security deposit of $4225.00 (FOUR THOUSAND TWO HUNDRED AND TWENTY-FIVE DOLLARS) shall be paid to Landlord as security for the faithful performance by Tenant of all the terms, covenants, and conditions of this Lease to be kept and performed by Tenant during the term hereof. If Tenant defaults with respect to any provision of this Lease, including but not limited to the provisions relating to the payment of rent or late charges, Landlord may (but shall not be required to) use, apply or retain all or any part of this security deposit for the payment of any rent or any other sum in default, or for the payment of any amount which Landlord may spend or become obligated to spend by reason of Tenant’s default, or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s default. If any portion of said deposit is so used or applied during the term or any extension of this agreement, Tenant shall, within five (5) days after written demand thereof, deposit cash with Landlord in an amount sufficient to restore the security deposit to its original amount and Tenant’s failure to do so shall be a material breach of this Lease. Landlord shall not be required to keep this security deposit separate from his general funds, and Tenant shall not be entitled to interest on such deposit. If Tenant shall fully and faithfully perform every provision of this Lease to be performed by him, the security deposit or any balance thereof shall be returned to Tenant (or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder) at the expiration of the Lease term. In the event of termination of Landlord’s interest in this Lease, Landlord shall transfer said deposit to Landlord’s successor in interest. After transfer, Landlord shall be relieved of any and all liability with respect to the security deposit.

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5. Delivery of Possession.

If for any reason the Landlord cannot deliver possession of the leased property to the Tenant when the Lease term commences, this Lease shall not be void or voidable, nor shall the Landlord be liable to the Tenant for any loss or damage resulting there from. However, there shall be an abatement of rent for the period between the commencement of the lease term and the time when the Landlord delivers possession.

6. Use of Leased Premises.

The Leased Premises may be used only for the following purpose:

GENERAL

OFFICE USES

7. Utilities.

Except as specified below, the Tenant shall be responsible for all utilities and services that are furnished to the Leased Premises. The application for and connecting of utilities, as well as all services, shall be made by and only in the name of the Tenant: (List exceptions, if any)

ELECTRIC, GAS, WATER AND JANITORIAL

*See Section 24.1 for Impulse Phone System at 831 State.

8. Condition of Leased Premise; Maintenance and Repair.

The Tenant acknowledges that the Leased Premises are in good order and repair. The Tenant agrees to take good care of and maintain the Leased Premises in good condition throughout the term of the Lease.

9. Compliance with Laws and Regulations.

Tenant, at its expense, shall promptly comply with all federal, state, and municipal laws, orders, and regulations, and with all lawful directives of public officers, which impose any duty upon it or Landlord with respect to the Leased Premises. The Tenant, at its expense, shall obtain all required licenses or permits for the conduct of its business within the terms of this Lease, or for the making of repairs, alterations, improvements, or additions. Landlord, when necessary, will join with the Tenant in applying for all such permits or licenses.

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10. Alterations and Improvements.

Tenant shall not make any alterations, additions, or improvements to, or install any fixtures on, the Leased Premises without Landlord’s prior written consent. If such consent is given, all alterations, additions, and improvements made, and fixtures installed, by Tenant shall become Landlord’s property upon the expiration or sooner termination of this Lease. Landlord may, however, require Tenant to remove such fixtures, at Tenant’s cost, upon the termination hereof.

11. Assignment/Subletting Restrictions.

Tenant may not assign this agreement or sublet the Leased Premises without the prior written consent of the Landlord. Any assignment, sublease or other purported license to use the Leased Premises by Tenant without the Landlord’s consent shall be void and shall (at Landlord’s option) terminate this Lease.12.

12. Insurance.

(a) By Landlord. Landlord shall at all times during the term of this Lease, at its expense, insure and keep in effect on the building in which the Leased Premises is located fire insurance with extended coverage. The Tenant shall not permit any use of the Leased Premises which will make voidable any insurance on the property of which the Leased Premises are a part, or on the contents of said property or which shall be contrary to any law or regulation from time to time established by the applicable fire insurance rating association. Tenant shall on demand reimburse the Landlord, and all other tenants, all extra insurance premiums caused by the Tenant’s use of the premises.

(b) By Tenant. Tenant shall, at its expense, during the term hereof, maintain and deliver to Landlord public liability and property damage insurance policies with respect to the Leased Premises. Such policies shall name the Landlord and Tenant as insured, and have limits of at least $1 million for injury or death to any one person, and $1 million with respect to damage to property. Such policies shall be in whatever form and with such insurance companies as are reasonably satisfactory to Landlord, shall name the Landlord as additional insured, and shall provide for at least ten days’ prior notice to Landlord of cancellation.

13. Indemnification of Landlord.

Tenant shall defend, indemnify, and hold Landlord harmless from and against any claim, loss, expense or damage to any person or property in or upon the Leased Premises, arising out of Tenant’s use or occupancy of the Leased Premises, or arising out of any act or neglect of Tenant or its servants, employees, agents, or invitees.

14. Condemnation.

If all or any part of the Leased Premises is taken by eminent domain, this Lease shall expire on the date of such taking, and the rent shall be apportioned as of that date. No part of any award shall belong to Tenant.

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15. Destruction of Premises.

If the building in which the Leased Premises is located is damaged by fire or other casualty, without Tenant’s fault, and the damage is so extensive as to effectively constitute a total destruction of the property or building, this Lease shall terminate and the rent shall be apportioned to the time of the damage. In all other cases of damage without Tenant’s fault, Landlord shall repair the damage with reasonable dispatch, and if the damage has rendered the Leased Premises wholly or partially untenantable, the rent shall be apportioned until the damage is repaired. In determining what constitutes reasonable dispatch, consideration shall be given to delays caused by strikes, adjustment of insurance, and other causes beyond the Landlord’s control.

16. Landlord’s Rights upon Default.

In the event of the failure of Tenant to pay rent or any other amount due under the terms of this Lease as herein provided or upon the breach of any other condition, term or covenant herein contained on the part of Tenant to be kept and performed, each term, condition and covenant hereof being a material part of the consideration for Landlord’s entry into this Lease, Landlord may, at his option, five (5) days after Tenant’s receipt of written notice cure said breach after the giving of any required notice and the expiration of any applicable cure or grace period,

A. Terminate this Lease and thereupon re enter and take possession thereof, ousting all persons therefrom; B. Elect not to terminate Tenant’s possession of the premises hereunder, and enforce all of his rights and remedies including, without limitation, the right to recover rent as it becomes due. For purposes of this paragraph, the following do not constitute a termination of Tenant’s possession:

(1) Acts of maintenance or preservation or efforts to re let the property; and

(2) The appointment of a receiver on the initiative of Landlord to protect his interest under this

Lease.

Upon any re-entry by Landlord by any means, Landlord may, at his election, re let or re lease said premises, without notice to Tenant, for such rent, for such time and upon such terms as Landlord, in his full discretion, shall see fit.

C. In the event that this Lease shall be terminated as provided in this Section, Landlord may recover from Tenant:

(1) The worth at the time of award of the unpaid rent, which has been earned at the time of termination;

(2) The worth at the time of award by which the unpaid rent which would have been earned after termination, until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided;

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(3) The worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss for such period that Tenant proves could be reasonably avoided; and

(4) Any other amount necessary to compensate Landlord for all the detriment proximately caused by the Tenant’s failure to perform his obligations under this Lease, or which in the ordinary course of things would be likely to result therefrom, including without limitation all expenses of regaining possession of said premises, or repairing said premises and remodeling or removing all alterations made by Tenant, and re letting the premises including leasing fees.

The “worth at the time of award” of the amounts referred to in subparagraphs C(l) and C(2) above is computed by allowing interest at the rate of ten percent (10%) per annum. The “worth at the time of award” of the amount referred to in subparagraph C(3) above is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

D. Efforts by Landlord to mitigate the damages caused by Tenant’s breach of this Lease do not waive Landlord’s right to recover damages under this article. Nothing in this article affects the right of Landlord to indemnification for liability arising prior to the termination of this Lease for personal injuries or property damage as provided in paragraph 29 hereof. Any re entry by Landlord as herein permitted shall be construed to be under Tenant’s direction and Tenant agrees to hold Landlord harmless from all claim or damage to property or injury to persons caused thereby.

E. Any property belonging to Tenant or any person holding by, through or under him, or otherwise found upon the demised premises, may be removed therefrom and stored in any public warehouse at the cost of and for the account of Tenant. If Tenant abandons, vacates or surrenders said premises or is dispossessed by process of law, any personal property left upon said premises shall be deemed abandoned at the option of Landlord. The commencement of any action for any remedy herein reserved by Landlord and the prosecution thereof to judgment shall not be deemed an election on the part of Landlord unless and until said judgment is fully satisfied and discharged.

F. In the event Landlord is involuntarily made a party to any litigation concerning this Lease or the demised premises by reason of any act or omission by Tenant, Tenant promises to hold Landlord harmless from all liability, including reasonable attorneys’ fees incurred by Landlord in such litigation, and in the event Landlord brings an action against Tenant to enforce any of the terms of this Lease, or commences an action under the provisions of the unlawful detainer act for forfeiture of the Lease, or for possession of the premises, or both, Tenant agrees to pay to Landlord a reasonable attorney’s fee if Landlord prevails in such action.

G. Ten percent (10%) per annum interest will be charged on all monies due from Tenant to Landlord under this Lease from the date due.

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17. Relocation of Premises.

Landlord shall have the right to relocate the Premises to another part of the Building in accordance with the following:

(a) The new premises shall be substantially the same in size, dimensions, configuration, decor and nature as the Premises described in this Lease, and if the relocation occurs after the Commencement Date, shall be placed in that condition by Landlord at its cost.

(b) Landlord shall give Tenant at least thirty (30) days written notice of Landlord’s intention to relocate the Premises.

(c) As nearly as practicable, the physical relocation of the Premises shall take place on a weekend and shall be completed before the following Monday. If the physical relocation has not been completed in that time, Base Rent shall abate in full from the time the physical relocation commences to the time it is completed. Upon completion of such relocation, the new premises shall become the “Premises” under this Lease.

(d) All reasonable costs incurred by Tenant as a result of the relocation shall be paid by Landlord.

(e) If the new premises are smaller than the Premises as it existed before the relocation, Base Rent shall be reduced proportionately or Tenant has the option to terminate the Lease Agreement.

(f) The parties hereto shall immediately execute an amendment to this Lease setting forth the relocation of the Premises and the reduction of Base Rent, if any.

18. Keys.

Landlord will provide Tenant and its employees two types of keys; one key for the front entrance for access to the premises and common areas and one key for its individual suite. If Tenant fails to return such keys or loses such keys, Tenant shall be liable for the following charges for re-keying and replacement of keys:

Key to Premises and front door: $1000

Key to individual suite: $200

19. Landlord’s Right to Enter.

Landlord may, at reasonable times, enter the Leased Premises to inspect it, to make repairs or alterations, to provide services required by this Lease, and to show it to potential buyers, lenders or tenants.

20. Surrender upon Termination.

At the expiration of the Lease term the Tenant shall surrender the leased property in as good condition as it was in at the beginning of the term, reasonable use and wear excepted.

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21. Subordination.

This Lease, and the Tenant’s leasehold interest, is and shall be subordinate, subject and inferior to any and all liens and encumbrances now and thereafter placed on the Leased Premises by Landlord, any and all extensions of such liens and encumbrances and all advances paid under such liens and encumbrances.

22. Corporate Authorization.

In the event that Tenant is a corporation, partnership, or limited liability company, Tenant shall provide written documentation, in form and substance satisfactory to Landlord, confirming the authorization of the individual(s) signing this Lease. Such documentation may include a certified copy of a corporate resolution, articles of incorporation, partnership agreement, and/or operating agreement of a limited liability company. In any event, by executing this Lease, the individuals signing this Lease represent and warrant they are authorized to do so by the named Tenant.

23. Hold Over Rent.

The rent shall increase to $6000.00 (SIX THOUSAND DOLLARS) per month, on a month to month term, if Tenant holds over after expiration of this Lease.

24. Services and Utilities.

Provided that Tenant is not in default hereunder, Landlord agrees to furnish to the Premises during generally recognized business days, and during hours determined by Landlord in its sole discretion, and subject to the Rules and Regulations of the Building or Project, electricity for normal desk top office equipment and normal copying equipment, and heating, ventilation and air conditioning (“HVAC”) as required in Landlord’s judgment for the comfortable use and occupancy of the Premises. If Tenant desires HVAC at any other time, Landlord shall use reasonable efforts to furnish such service upon reasonable notice from Tenant and Tenant shall pay Landlord’s charges therefor on demand. Landlord shall also maintain and keep lighted the common stairs, common entries and restrooms in the Building. Landlord shall not be in default hereunder or be liable for any damages directly or indirectly resulting from, nor shall the Rent be abated by reason of (I) the installation, use or interruption of use of any equipment in connection with the furnishing of any of the foregoing services, (ii) failure to furnish or delay in furnishing any such services where such failure or delay is caused by accident or any condition or event beyond the reasonable control of Landlord, or by the making of necessary repairs or improvements to the Premises, Building or Project, or (iii) the limitation, curtailment or rationing of, or restrictions on, use of water, electricity, gas or any other form of energy serving the Premises, Building or Project. Landlord shall not be liable under any circumstances for a loss of or injury to property or business, however occurring, through or in connection with or incidental to failure to furnish any such services. If Tenant uses heat generating machines or equipment in the Premises which affect the temperature otherwise maintained by the HVAC system, Landlord reserves the right to install supplementary air conditioning units in the Premises and the cost thereof, including the cost of installation, operation and maintenance thereof, shall be paid by Tenant to Landlord upon demand by Landlord.

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Tenant shall not, without the written consent of Landlord, use any apparatus or device in the Premises, including without limitation, computers, servers and associated equipment using in excess of 120 volts, which consumes more electricity than is usually furnished or supplied for the use of Premises as general office space, as determined by Landlord. Tenant shall not connect any apparatus with electric current except through existing electrical outlets in the Premises. Tenant shall not consume water or electric current in excess of that usually furnished or supplied for the use of Premises as general office space (as determined by Landlord), without first procuring the written consent of Landlord, which Landlord may refuse, and in the event of consent, Landlord may have installed a water meter or electrical current meter in the Premises to measure the amount of water or electric current consumed. The cost of any such meter and of its installation, maintenance and repair shall be paid for by the Tenant and Tenant agrees to pay to Landlord promptly upon demand for all such water and electric current consumed as shown by said meters, at the rates charged for such services by the local public utility plus any additional expense incurred in keeping account of the water and electric current so consumed. If a separate meter is not installed, the excess cost for such water and electric current shall be established by an estimate made by a utility company or electrical engineer hired by Landlord at Tenant’s expense.

Nothing contained in this Article shall restrict Landlord’s right to require at any time separate metering of utilities furnished to the Premises. In the event utilities are separately metered, Tenant shall pay promptly upon demand for all utilities consumed at utility rates charged by the local public utility plus any additional expense incurred by Landlord in keeping account of the utilities so consumed. Tenant shall be responsible for the maintenance and repair of any such meters at its sole cost.

24.1 Impulse Phone System at 831 State

If Tenant chooses to have Tenant’s calls routed through Reception, Landlord will provide Tenant with one phone which will be included in Tenant’s lease agreement. A monthly phone service subscription of approximately $28.00 will be billed to Tenant. If Tenant requires more than one phone, Tenant will be charged an additional one-time charge of approximately $140.00 per phone if an additional phone is not available and must be purchased from Impulse.

If Tenant chooses to have his own fax line through Impulse, the charge of approximately $18.00 per month will be billed to Tenant.

The Impulse phones are the property of Landlord. Tenant will return the phones and equipment upon lease termination. If Tenant chooses not to have Tenant’s calls routed through Reception, Tenant is responsible for setting up his own telephone service provider and equipment.

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25. Telephone Reception.

The Tenant shall be permitted to use the Receptionist during normal business hours. The Landlord may require a change in the future for the Receptionist use at Landlord’s discretion with 30 days notice.

26. Law Library and Conference Room.

The Tenant shall be permitted to use the Law Library and Tenant Conference Rooms behind the main conference room and the back hallway at no additional cost to Tenant during normal business hours, subject to availability. Please schedule use of Conference Room with the Receptionist prior to meeting. The main conference room is for the exclusive use of Landlord.

27. Utilities.

Tenant may install telephone, cable and internet service to its premises at Tenant’s expense. Any fixtures and/or wiring may not damage the walls, doors or woodwork in the leased space. All such fixtures and/or wiring shall remain at termination of this Lease.

28. Rules and Regulations.

Tenant shall observe, and the Lease includes, the Rules and Regulations attached hereto.

29. Miscellaneous Terms.

(a) Notices. Any notice, statement, demand or other communication by one party to the other, shall be given by personal delivery or by mailing the same, postage prepaid, addressed to the Tenant at the premises, or to the Landlord at the address set forth above.

(b) Severability. If any clause or provision herein shall be adjudged invalid or unenforceable by a court of competent jurisdiction or by operation of any applicable law, it shall not affect the validity of any other clause or provision, which shall remain in full force and effect.

(C) Waiver. The failure of either party to enforce any of the provisions of this Lease shall not be considered a waiver of that provision or the right of the party to thereafter enforce the provision.

(d) Complete Agreement. This Lease constitutes the entire understanding of the parties with respect to the subject matter hereof and may not be modified except by an instrument in writing and signed by the parties.

(e) Successors. This Lease is binding on all parties who lawfully succeed to the rights or take the place of the Landlord or Tenant.

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30. Additional Provisions.

The Lease includes the additional terms and conditions [as follows] or [attached hereto as an Addendum].

SEE ADDENDUM AND RULES AND REGULATIONS

IN WITNESS WHEREOF the parties have set their hands and seals on this _______ day of ___________________________, 20___.

Landlord or Tenant, Investment Grade R.E. Income Fund, L.P.
Landlord’s Authorized Agent By: William J. Levy

William J. Levy, an individual

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RULES AND

REGULATIONS

1. No smoking. Smoking is prohibited on the premises, including the individual office suites, the common areas, the restrooms, adjacent patios, and within 20 feet of the entrance and exit. Smoking by the Tenant, its employees, agents, representatives, or invitees anywhere on the premises as described above will obligate Tenant for all cleaning and restoration charges with a minimum fee of $100.

2. No sign, placard, picture, advertisement, name or notice shall be inscribed, displayed or printed or affixed on or to any part of the outside or inside of the building without the written consent of Landlord first had and obtained and Landlord shall have the right to remove any such sign, placard, picture, advertisement, name or notice without notice to and at the expense of Tenant. All approved signs or lettering on doors shall be printed, painted, affixed or inscribed at the expense of Tenant by a person and design approved of by Landlord. Tenant shall not place anything or allow anything to be placed near the glass of any window, door, partition or wall which may appear unsightly from outside the Premises; provided, however, that Landlord may furnish and install a Building standard window covering at all exterior windows. Tenant shall not without prior written consent of Landlord cause or otherwise sunscreen any window.

3. The sidewalks, halls, passages, exits, entrances, elevators and stairways shall not be obstructed by any of the tenants or used by them for any purpose other than for ingress and egress from their respective Premises.

4. Tenant shall not alter any lock or install any new or additional locks or any bolts on any doors or windows of the Premises.

5. The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein and the expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the Tenant who, or whose employees or invitees shall have caused it.

6. Tenant shall not overload the floor of the Premises or in any way deface the Premises or any part thereof.

7. No furniture, freight or equipment of any kind shall be brought into the Building without the prior notice to Landlord and all moving of the same into or out of the Building shall be done at such time and in such manner as Landlord shall designate. Landlord shall have the right to prescribe the weight, size and position of all safes and other heavy equipment brought into the Building and also the times and manner of moving the same in and out of the Building. Safes or other heavy objects shall, if considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such safe or property from any cause and all damage done to the Building by moving or maintaining any such safe or other property shall be repaired at the expense of Tenant.

8. Tenant shall not use, keep or permit to be used or kept any foul or noxious gas or substance in the Premises, or permit or suffer the Premises to be occupied or used in a manner offensive or objectionable to the Landlord or other occupants of the Building by reason of noise, odors and/or vibrations, or interfere in any way with other tenants or those having business therein, nor shall any animals or birds be brought in or kept in or about the Premises or the Building.

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9. No cooking shall be done or permitted by any Tenant on the Premises, nor shall the Premises be used for the storage of merchandise, for washing clothes, for lodging, or for any improper, objectionable or immoral purposes.

10. Tenant shall not or keep in the Premises or the Building any kerosene, gasoline or inflammable or combustible fluid or material, or use any method of heating or air conditioning other than that supplied by Landlord.

11. Landlord will direct electricians as to where and how telephone and telegraph wires are to be introduced. No boring or cutting for wires will be allowed without the consent of Landlord. The location of telephones, call boxes and other office equipment affixed to the Premises shall be subject to the approval of Landlord.

12. On Saturdays, Sundays and legal holidays, and on other days between the hours of 6:00 p.m. and 8:30 a.m. the following day, access to the Building, or to the halls, corridors, elevators or stairways in the Building, or to the Premises may be refused unless the person seeking access is known to the person or employee of the Building in charge and has a pass or is properly identified. The Landlord shall in no case be liable for damages for any error with regard to the admissions to or exclusion from the Building of any person. In case of invasion, mob, riot, public excitement, or other commotion, the Landlord reserves the right to prevent access to the Building during the continuance of same by closing of the doors or otherwise, for the safety of the tenants and protection of property in the Building.

13. Landlord reserves the right to exclude or expel from the Building any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of the rules and regulations of the Building.

14. No vending machine or machines of any description shall be installed, maintained or operated upon the Premises without the written consent of the Landlord.

15. Landlord shall have the right, without liability to Tenant, to change the name and street address of the Building of which Premises are a part.

16. Tenant shall not disturb, solicit, or canvass any occupant of the Building and shall cooperate to prevent same.

17. Without the written consent of the Landlord, Tenant shall not use the name of the Building in connection with or in promoting or advertising the business of Tenant except as Tenant’s address.

18. Landlord shall have the right to control and operate the public portions of the Building, and the public facilities, and heating and air conditioning, as well as facilities furnished for the common use of the tenants, in such manner as it deems best for the benefit of the tenants generally.

19. All entrance doors in the Premises shall be left locked when the Premises are not in use, and all doors opening to public corridors shall be kept closed except for normal ingress and egress from the Premises.

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Landlord or Tenant, Investment Grade R.E. Income Fund, L.P.
Landlord’s Authorized Agent By: William J. Levy

William J. Levy, an individual

DATE: DATE:

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